UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 30, 2003

GOLDEN STAR RESOURCES LTD.

(Exact name of registrant as specified in its charter)

CANADA (State or other jurisdiction of incorporation or organization)	1-12284 (Commission File Number)	98-0101955 (I.R.S. Employer Identification Number)

10579 Bradford Road, Suite 103 Littleton, Colorado (Address of principal executive offices)	80127-4247 (Zip Code)

Registrant’s telephone number, including area code: (303) 830-9000

No Change

(Former name or former address, if changed since last report)

Item 5. Other Events.

RECENT DEVELOPMENTS

Public Offering of Units

     Golden Star Resources Ltd. (also referred to as “we,” “our,” “us” and “Golden Star”) announced on January 30, 2003 that it had entered into an agreement with an underwriting group for the purchase by the underwriters of 13,400,000 units at Cdn$3.00 per unit for aggregate gross proceeds to Golden Star of Cdn$40,200,000. Each unit will consist of one common share and one-half of one warrant to purchase a common share. Each whole warrant will be exercisable for a period of 48 months from its date of issue and will entitle the holder to purchase one common share for Cdn$4.60 per share. We also granted the underwriters an option to purchase 3,600,000 additional units at any time up to two days prior to closing.

     The offering is being underwritten in Canada by Canaccord Capital Corporation and BMO Nesbitt Burns Inc. and is being offered on an agency basis in the United States by Canaccord Capital Corporation (USA) Inc. and BMO Nesbitt Burns Corp. Any units sold on an agency basis in the United States will reduce by an equal amount the underwriting commitment of the Canadian underwriters. The closing is expected to take place on February 14, 2003.

     On February 3, 2003, we filed a preliminary short form prospectus with respect to the units to be offered in Canada with the applicable Canadian securities regulatory authorities and a preliminary prospectus supplement and related prospectus with respect to the units to be offered in the United Stated pursuant to a shelf registration statement.

     On February 6, 2003, we announced that the Canadian underwriters, Canaccord Capital Corporation and BMO Nesbitt Burns Corp., exercised their option to purchase 3,600,000 additional units, bringing the total number of units to be sold in the offering to 17,000,000, with aggregate gross proceeds to us of Cdn$51,000,000.

Payment Related to Bogoso Acquisition

     Also on February 6, 2003, we announced the payment of $4.0 million to the International Finance Corporation and the syndicate of banks from which the Company acquired the Bogoso gold mine in Ghana in 1999. This amount was for the settlement of a $2.0 million reserve acquisition payment and for the early settlement of a $5.0 million contingent payment, which would have been required a year after the commencement of ore treatment from a future sulfide project at Bogoso.

Fourth Quarter and 2002 Production

     We produced and sold 34,654 ounces of gold at a cash cost of approximately $221 per ounce in the fourth quarter of 2002, bringing total 2002 production to 124,399 ounces of gold at a cash operating cost of approximately $193 per ounce. We calculate cash costs in accordance with the Gold Institute standard calculation of cash operating costs, which includes mining, stripping and development costs, third party smelting and refining costs and by-product credits and excludes royalties and production taxes. Based on our preliminary unaudited estimates, we expect to report positive earnings for fiscal 2002. However, due to lower than expected fourth quarter production, our earnings are expected to be lower than previously forecast.

     Our fourth quarter production was lower than we had anticipated due primarily to delays in obtaining final environmental permits to mine at the higher grade Plant-North deposit at our

Bogoso/Prestea operation in Ghana. We began production at Plant-North in November, resulting in increased gold production in December and January.

Ounces of Gold
Month	Produced and Sold

2002
October	12,240
November	8,493
December	13,921
2003
January	17,680

2003 Production Estimate

     Estimated 2003 production is approximately 140,000 ounces of gold at a cash cost of approximately $185 per ounce in 2003 from our open pit mining operations at the Plant-North deposit at Bogoso/Prestea.

Wassa Development

     We expect to complete the Wassa feasibility study in mid 2003, and to continue exploration during 2003. If the feasibility study is favorable and the required approvals are obtained, we expect to commence development in the third quarter of 2003. If we are able to fast-track development and start-up, we believe that Wassa could commence production in early 2004. There can be no assurance that the feasibility study will be favorable, that development and start-up can be completed in early 2004, or that our production goals will be achieved.

2003 Exploration Plans

     We plan to increase our exploration expenditures to approximately $11 million in 2003, focused primarily on the Company’s producing and development stage properties in Ghana. We plan to spend approximately $3.9 million on exploration in the Bogoso/Prestea area, including approximately $2.3 million in exploration in the Prestea underground mine. In 2002, we increased our joint venture interest in the Prestea underground mine from 45% to 54% through our expenditures on the property, pursuant to the dilution provisions in our joint venture arrangements. We expect 2003 exploration expenditures at Wassa to total approximately $1.0 million, with an additional $0.7 million anticipated for early stage exploration initiatives on our exploration concessions in Ghana. We expect to spend up to $5 million for follow up work programs on our other properties in Ghana and on a broad based assessment of the geological and exploration potential of the Ashanti trend in Ghana.

     We expect to continue to hold our exploration stage properties in South America. We expect that our 73% owned subsidiary, Guyanor Ressources S.A., will acquire additional exploration properties. Positive soil geochemistry results on our Saramacca property in Suriname are scheduled for follow up reconnaissance exploration work in 2003.

Growth Strategy

     We are actively investigating potential acquisition and merger candidates, some of which have indicated to potential acquirors or their advisors that they or certain of their properties are available for acquisition. However, we presently have no agreement or understanding with respect to any potential transaction. Acquisition and merger transactions in our business are often initiated and completed over a particularly short period of time.

Forward-Looking Statements

     This report on Form 8-K contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Investors are cautioned that forward-looking statements are inherently uncertain. The forward-looking statements involve risks and uncertainties including those relating to exploration, the establishment of reserves, the recovery of any reserves, future gold production and production costs, future exploration and development expenditures, future permitting dates for additional sources of ore, and achievement of our growth objectives. There can be no assurance that future developments affecting the Company will be those anticipated by management. Please refer to a discussion of these and other risk factors in Golden Star’s Form 10-K for the fiscal year ended December 31, 2001 and other Securities and Exchange Commission filings. The forecasts contained in this report constitute management’s current estimates, as of the date of this report, with respect to the matters covered thereby. We expect that these estimates will change as new information is received and that actual results will vary from these estimates, possibly by material amounts. While we may elect to update these estimates at any time, we do not undertake to update any estimate at any particular time or in response to any particular event. Investors and others should not assume that any forecasts in this report represent management’s estimate as of any date other than the date of this report.

Item 7. Financial Statements, Pro Forma Financial Information and Exhibits.

     (a)  Financial statements by businesses acquired.

Not Applicable.

     (b)  Pro forma financial information.

Not Applicable.

     (c)  Exhibits.

Exhibit
No.	Description

99.1	Press release dated February 6, 2003

SIGNATURE

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

     Date: February 6, 2003

Golden Star Resources Ltd.

By:	/s/ Allan J. Marter
Allan J. Marter Senior Vice President and Chief Financial Officer

EXHIBIT INDEX

Exhibit
No.	Description

99.1	Press release dated February 6, 2003